Exhibit 5.1

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM	morrison & foerster llp austin, beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

September 9, 2022

Board of Directors

Sky Harbour Group Corporation

136 Tower Road, Suite 205

Westchester County Airport

White Plains, NY 10604

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Sky Harbour Group Corporation (previously known as Yellowstone Acquisition Corp.), a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the offer and sale from time to time of up to 10,100,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) by the selling stockholder named in the Registration Statement (the “Selling Stockholder”), consisting of (i) 25,000 shares of Common Stock (the “Commitment Shares”) issued by the Company on August 19, 2022 to the Selling Stockholder pursuant to the Common Stock Purchase Agreement, dated as of August 18, 2022, by and between the Company and the Selling Stockholder (the “Purchase Agreement”), (ii) up to 75,000 shares of Common Stock that may be issued to the Selling Stockholder upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement (the “Additional Commitment Shares”) and (iii) up to 10,000,000 shares of Common Stock (the “Purchase Shares”) to be issued and sold by the Company to the Selling Stockholder from time to time, upon the terms, and subject to the satisfaction of the conditions, set forth in the Purchase Agreement, as described in the Registration Statement. The Commitment Shares, the Additional Commitment Shares and the Purchase Shares are collectively referred to herein as the “Shares.”

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the registration of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Directors
Sky Harbour Group Corporation
September 9, 2022
Page Two

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that (i) the Commitment Shares have been duly authorized, validly issued and are fully paid and nonassessable, (ii) the Additional Commitment Shares have been duly authorized and, when issued in accordance with the Purchase Agreement will be validly issued, fully paid and nonassessable and (iii) the Purchase Shares have been duly authorized and, when sold and issued against payment therefor in accordance with the Purchase Agreement will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP